Exhibit 99.1
FOR IMMEDIATE RELEASE

TIB Financial Corp. Announces Two-For-One Stock Split

NAPLES, Fla., Sept. 27 -- TIB Financial Corp. (Nasdaq: TIBB - News), parent of TIB Bank, a leading community bank serving the greater Naples-Fort Myers area, South Miami-Dade County and the Florida Keys, today announced that its Board of Directors has approved a 2-for-1 stock split for TIB Financial Corp. shareholders of record on October 9, 2006. TIB shareholders of record on October 9 will receive one additional share of Common Stock for each share of Common Stock held of record. Certificates for the additional shares will be issued to shareholders on October 23, 2006 and the stock will begin trading on Nasdaq on a split-adjusted basis the following day. Additionally, the Board of Directors approved the increase in the number of common shares authorized from 20,000,000 to 40,000,000.

"We believe the stock split will make the stock more affordable to the individual investor, while keeping the resulting price per share and number of shares outstanding comparable to other industry leading companies," said Edward V. Lett, chief executive officer and President of TIB.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services holding company with approximately $1.23 billion in total assets and 16 banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs and Fort Myers.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President, at (239) 263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

Except for historical information contained herein, this news release contains comments or information that constitutes "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties. Certain factors, including those outside the company's control, may cause actual results to differ materially from those discussed in the forward-looking statements.